Exhibit 10.86

February 12, 2010

Susan J. Riley

424 East 52nd Street

New York, New York 10022

Dear Ms. Riley:

Reference is made to your Employment Agreement with The Children’s Place Retail Stores, Inc. (the “Company”) dated as of February 4, 2007, as amended by that certain Amendment to Employment Agreement dated as of the 31st day of December, 2008 (the “Employment Agreement”).  All terms used herein and not otherwise defined shall have that meaning set forth in the Employment Agreement.

Please be advised that if you are employed by the Company through March 31, 2010, then you will be entitled to receive from the Company a lump sum payment of $1,000,000.  If you are employed by the Company through March 31, 2011, then you will be entitled to receive from the Company an additional lump sum payment of $1,000,000.   Each such payment shall be made within two days following March 31, 2010 and March 31, 2011, respectively.

If, on or before March 31, 2010, your employment with the Company terminates under the circumstances set forth in Section 6.01 of your Employment Agreement, then you shall be entitled to receive from the Company a lump sum payment of $2,000,000 in lieu of the payments set forth in Section 6.01 of your Employment Agreement (but not in lieu of any amounts or benefits under Sections 6.03 or 6.04 of your Employment Agreement).  Such payment shall be made within two days following March 31, 2010.

If, subsequent to March 31, 2010 but on or before March 31, 2011, your employment with the Company terminates under the circumstances set forth in Section 6.01 of your Employment Agreement, then you shall be entitled to receive from the Company the sum of $1,000,000 in lieu of the payments set forth in Section 6.01 of your Employment Agreement (but not in lieu of any amounts or benefits under Sections 6.03 or 6.04 of your Employment Agreement).   To the extent such amount does not exceed the amount of continued Base Salary that would have been payable under clause (1) of Section 6.01 of your Employment Agreement, such amount

Susan J. Riley

February 12, 2010

shall be payable in accordance with the Company’s normal payroll practices over a period of 12 months from the effectiveness of your general release of claims, as set forth below.  To the extent such amount exceeds the cumulative amount of continued Base Salary that would have been payable under clause (1) of Section 6.01 of your Employment Agreement, such amount shall be payable in a lump sum at the same time as the payment in respect of the Performance Bonus as set forth in Section 6.01 of your Employment Agreement would have been paid.

If, subsequent to March 31, 2011, your employment with the Company terminates under the circumstances set forth in Section 6.01 of your Employment Agreement, then you shall be entitled to receive from the Company the payments set forth in Section 6.01 of your Employment Agreement in accordance with the terms thereof.

All payments to be made pursuant to this Letter Agreement shall be made in such matter as is contemplated in your Employment Agreement.  This Letter Agreement is intended to comply with Section 409A of the Code and the regulations thereunder such that no payment made, or benefit provided, to you hereunder shall be subject to an “additional tax” within the meaning of Section 409A of the Code.  The Company is authorized to withhold from any payment to be made hereunder to you such amounts for income tax, social security, unemployment compensation, excise taxes and other taxes and penalties as in the Company’s judgment is required to comply with applicable laws and regulations.

Notwithstanding anything in this Letter Agreement to the contrary, if you are a “specified employee” (determined in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination of your employment with the Company, and if any payment, benefit or entitlement provided for in this Letter Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest and/or penalties under Section 409A of the Code, then any such payment, benefit or entitlement that is payable during the first six months following the date of your termination of employment shall be paid or provided to you (or your estate, if applicable) in a lump sum cash payment (together with interest on such amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination) on the earlier of (x) your death or (y) the first business day of the seventh calendar month immediately following the month in which your termination of employment occurs.

Payments of the amounts specified in this Letter Agreement are subject to your execution of a general release in the form attached as Exhibit B to your Employment Agreement (the “Release”) within 21 days following your termination of employment (or such longer period if and to the extent required under applicable law).  For purposes of this Letter Agreement and any other amounts payable under your Employment Agreement that are subject to your

Susan J. Riley

February 12, 2010

execution of a Release, if the maximum applicable review and revocation period of the Release commences in one calendar year and expires in the subsequent year, the commencement of such payments shall in any event occur immediately following the later of January 1 of such subsequent year or the effective date of the Release.

Other than as amended by this letter agreement, the terms of the Employment Agreement remain unchanged.  This agreement shall be effective for all purposes as of January 20, 2010.

Very truly yours,

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:	/s/ Jane T. Elfers
Jane T. Elfers, President and Chief Executive Officer

Agreed to and acknowledged on this 12th day of February, 2010

/s/ Susan J. Riley
Susan J. Riley